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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 26, 2008

                                 AMERICAN EQUITY
                         INVESTMENT LIFE HOLDING COMPANY
             (Exact Name of Registrant as Specified in its Charter)

          IOWA                        001-31911               42-1447959
(State or Other Jurisdiction    (Commission File Number)     (IRS Employer
    of Incorporation)                                      Identification No.)

      5000 Westown Parkway, Suite 440, West Des Moines, Iowa        50266
             (Address of Principal Executive Offices)             (Zip Code)

                                 (515) 221-0002
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events

The following information is provided in response to inquiries about American Equity Investment Life Holding Company's (the Company) exposure to certain investments in securities issued by the Federal National Mortgage Association ("Fannie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac"), Lehman Brothers Holdings Inc. and its affiliates ("Lehman Brothers"), Washington Mutual Inc. ("Washington Mutual") and American International Group, Inc. and its affiliates ("AIG"). In addition, a FAQ disclosure posted to our website to address policyholder and sales agent inquiries concerning related matters is attached hereto.

The total amortized cost of the Company's investments in Fannie Mae, Freddie Mac, Lehman Brothers, Washington Mutual and AIG represents 0.5% of the Company's total invested assets on an amortized cost basis as of June 30, 2008.

In connection with the action taken by the United States Treasury Department and the Federal Housing Finance Agency, the Company will record an other-than-temporary impairment in the third quarter 2008 related to its investments in perpetual preferred securities issued by Fannie Mae and Freddie Mac. Amortized cost of the Company's investments in Fannie Mae and Freddie Mac perpetual preferred securities is approximately $41.7 million. These securities currently trade at five to twelve percent of par value. The Company does not hold any common stock or any other equity securities issued by Fannie Mae or Freddie Mac.

In connection with the filing on September 15, 2008 by Lehman Brothers of a Chapter 11 bankruptcy petition, the Company will record an other-than-temporary impairment in the third quarter 2008 on its investment in preferred stock issued by Lehman Brothers. The amortized cost of these securities held by the Company is $1.3 million.

In connection with the appointment of the Federal Deposit Insurance Corporation as receiver for Washington Mutual Bank on September 25, 2008, the Company will record an other-than-temporary impairment in the third quarter 2008 on its investment in $20 million principal amount of senior unsecured debt securities issued by Washington Mutual. The amortized cost of these securities was $18.9 million and their fair value on September 26, 2008 was $4.4 million. The ultimate recoverable value on these securities is not known at this time.

Due to recent developments concerning AIG, the Company will be evaluating the status of its investments in AIG and its affiliates to determine the extent, if any, of other-than-temporary impairments to be recorded on these securities in the third quarter 2008. The amortized cost of the Company's investments in AIG and its affiliates is approximately $5 million and $15 million, respectively. The fair value of these securities on September 23, 2008 was $1.3 million and $10.3 million, respectively.

The ultimate charges taken for impairments arising from any of the above investments may be offset by related reductions in amortization of deferred sales inducements and deferred policy acquisition costs and income taxes. The amount of such reductions cannot be reasonably determined or estimated at this time.


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In addition, the Company has unsecured counterparty exposure to affiliates of
Lehman Brothers in connection with derivative transactions, of which the aggregate market value was approximately $27 million as of September 23, 2008. The Company is currently evaluating the recoverability of such unsecured amounts and the replacement of the derivative positions with other counterparties to the extent reasonably possible or desirable. The Company expects this to result in a charge to net income in the third quarter 2008 which will be excluded from operating income. The amount of such charge cannot be reasonably determined or estimated at this time.

In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments and the impact of SFAS 133, dealing with fair value changes in derivatives and embedded derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor's understanding of our underlying results and profitability.

Item 9.01 Exhibits.

           (d) Exhibits

           99.1     Frequently Asked Questions


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 26, 2008


                                        AMERICAN EQUITY
                                        INVESTMENT LIFE HOLDING COMPANY


                                        By: /s/ Wendy L. Carlson
                                            --------------------
                                            Wendy L. Carlson
                                            Chief Financial Officer and
                                            General Counsel


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                                  EXHIBIT INDEX

       Exhibit
        Number              Description
         99.1               FAQ dated September 23, 2008
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